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                                                                     Exhibit 2.2
                            INDEMNIFICATION AGREEMENT

                  INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of May 4, 2004, by and among IASIS Investment LLC, a Delaware limited liability company ("Purchaser"), IASIS Healthcare Corporation, a Delaware corporation (the "Company"), and each of the stockholders of the Company, holders of In-the-Money Options other than Rollover Options (each, as defined in the Merger Agreement (as defined below)) and members of JLL Healthcare LLC, a Delaware limited liability company ("JLL Healthcare"), in each case as set forth on Schedule I to this Agreement (collectively, the "Stockholders").

                              W I T N E S S E T H:

                  WHEREAS, Purchaser, Titan Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and the Company are parties to that certain Agreement and Plan of Merger dated as of the date hereof ("Merger Agreement"); and

                  WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge into the Company (the "Merger"), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"), and as a result of which, Purchaser shall be the sole stockholder of the Surviving Corporation; and

                  WHEREAS, immediately prior to the Merger, JLL Healthcare shall be merged with and into the Company (the "JLL Healthcare Reorganization"), with the Company continuing as the surviving corporation; and

                  WHEREAS, in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, the Stockholders wish to indemnify Purchaser against certain Losses (as defined below) and to enter into certain covenants and agreements with Purchaser and the Company and among each other.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                              DEFINITIONS AND TERMS

                  SECTION 1.01. Certain Definitions. Terms used, but not defined herein, shall have the meaning set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                  "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.


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                  "Cap" shall have the meaning set forth in Section 4.02 hereof.

                  "Claim" shall mean either a Third Party Claim, a Voluntary Disclosure Claim, or both, depending on the context.

                  "Claim Facts" shall have the meaning set forth in Section 4.03(d).

                  "Common Stock" shall mean the common stock, par value of $.01 per share, of the Company.

                  "Deductible" shall have the meaning set forth in Section 4.02 hereof.

                  "Indemnifiable Losses" shall have the meaning set forth in
Section 4.01 hereof.

                  "Indemnified Parties" shall have the meaning set forth in
Section 4.01 hereof.

                  "JLL Healthcare" shall have the meaning set forth in the recitals hereto.

                  "JLL Healthcare Reorganization" shall have the meaning set forth in the recitals hereto.

                  "LLC Agreement" shall mean the Operating Agreement of JLL Healthcare, dated as of October 7, 1999, as amended.

                  "Losses" shall mean: repayments, refunds, retroactive adjustments or reimbursement reductions, payments, direct damages or set-offs of any reimbursement previously received or to be received under any federal healthcare program (as defined in 42 U.S.C. Section 1320a-7(b)(f)), together with any penalties, assessments, fines, other obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' fees and expenses (including in connection with the enforcement of this Agreement) and costs of investigating, preparing or defending any claims) related thereto.

                  "Merger" shall have the meaning set forth in the recitals hereto.

                  "Merger Agreement" shall have the meaning set forth in the recitals hereto.

                  "Merger Sub" shall have the meaning set forth in the preamble hereto.

                  "Percentage Interest" shall mean, with respect to any Stockholder, the proportional liability (stated as a percentage) of such Stockholder hereunder, as set forth on Schedule I hereto opposite the name of such Stockholder.

                  "Purchaser" shall have the meaning set forth in the preamble hereto.

                  "Stockholders" shall have the meaning set forth in the preamble hereto.


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                  "Stockholders' Representative" shall have the meaning set
forth in Section 5.04 hereof.

                  "Surviving Corporation" shall have the meaning set forth in the recitals hereto.

                  "Third Party Claim" shall have the meaning set forth in
Section 4.03(a)(i).

                  "Voluntary Disclosure Claim" shall have the meaning set forth in Section 4.01.

                  SECTION 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

                  SECTION 1.03.  Other Definitional Provisions.

                  (a) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The term "dollars" and character "$" shall mean United States dollars.

                  (d) The word "including" shall mean including, without limitation, and the words "include" and "includes" shall have corresponding meanings.

                                   ARTICLE II

           REPRESENTATIONS, WARRANTIES AND CONSENT OF THE STOCKHOLDERS

                  SECTION 2.01. Representations and Warranties. Each of the Stockholders, severally and not jointly, hereby represents and warrants to each other party hereto, solely to the extent that any of the following representations and warranties is applicable to such Stockholder, as follows:

                  (a) Authority; Binding Effect. Such Stockholder has the requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, and no other action on the part of such Stockholder, or the stockholders, members or partners of such Stockholder, is required to authorize the execution, delivery and performance hereof by such Stockholder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization,


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

moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

                  (b) Title to Company Shares. Such Stockholder (other than any Option holder) is, or immediately after the JLL Healthcare Reorganization will be, the record and beneficial owner, and has, or will have immediately after the JLL Healthcare Reorganization, good and valid title to, all of the Company Shares listed as owned by it (or to be owned by it) on Schedule I hereto, free and clear of all Liens other than those arising under the Credit Agreement and the Stockholders Agreement.

                  (c)      Consents and Approvals; No Violation.

                  (i) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any Consent from any Governmental Authority, or any third party, other than filings under the HSR Act, if required, on behalf of JLL Partners Fund IV, L.P. and/or CIBC (as defined in the Merger Agreement).

                  (ii) Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or have been terminated, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not (x) conflict with or violate its certificate of incorporation or by-laws, limited liability company agreement or similar organizational documents if such Stockholder is not an individual, in each case, as currently in effect, (y) conflict with, violate or result in a loss of rights or trigger new obligations under any Laws or Orders applicable to such Stockholder or by which its properties or assets are bound or are subject, or (z) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time, or both, would constitute a material default) under, or give to others any material right of termination, amendment, acceleration or cancellation of, or require material payments or otherwise change in any material respect the existing rights or obligations of such Stockholder under, or result in the creation of a Lien on any of the properties or assets of such Stockholder under, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which its properties or assets are bound or subject.

                  (d) Absence of Litigation. No Litigation pending, or to the knowledge of such Stockholder, threatened against such Stockholder, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which such Stockholder is a party or subject to, (i) has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement), (ii) could materially impair such Stockholder's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or (iii) could materially impair the ability of the Company or any Subsidiary to conduct their respective businesses after the Closing in substantially the manner as they are now being conducted.


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                  (e) Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of such Stockholder, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

                  (f) Compliance. Such Stockholder is not excluded from participation in Medicare or Medicaid, or barred for cause from participation in any federal heath care program (as defined in 42 U.S.C. Section 1320a-7(b)(f)).

                  SECTION 2.02. Consent. Each Stockholder hereby approves and consents to the Merger and the other transactions contemplated by the Merger Agreement for all purposes of the DGCL.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  SECTION 3.01. Representations and Warranties. Purchaser hereby represents and warrants to each other party hereto as follows:

                  (a) Authority; Binding Effect. Purchaser has the requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Purchaser, and no other action on the part of Purchaser or its members, is required to authorize the execution, delivery and performance hereof by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

                  (b) Consents and Approvals; No Violation.

                  (i) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require Purchaser to obtain any Consent from any Governmental Authority, or any third party, other than filings under the HSR Act, if required.

                  (ii) Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or have been terminated, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (x) conflict with or violate its limited liability company agreement, (y) conflict with, violate or result in a loss of rights


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

         or trigger new obligations under any Laws or Orders applicable to Purchaser or by which its properties or assets are bound or are subject, or (z) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time, or both, would constitute a material default) under, or give to others any material right of termination, amendment, acceleration or cancellation of, or require material payments or otherwise change in any material respect the existing rights or obligations of Purchaser under, or result in the creation of a Lien on any of the properties or assets of Purchaser under, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which its properties or assets are bound or subject.

                                   ARTICLE IV

                                 INDEMNIFICATION

                  SECTION 4.01. Subject to Sections 4.02 and 4.03 hereof, from and after the Effective Time, the Stockholders severally but not jointly hereby agree to indemnify and hold, to the extent of their Percentage Interest set forth on Schedule I hereto, Purchaser and its Affiliates, directors, officers, employees, agents, shareholders, members and partners (collectively, the "Indemnified Parties") harmless from and against any and all Losses suffered by an Indemnified Party or by the Company based upon, attributable to or resulting from a Third Party Claim (as defined below) or a voluntary disclosure or rebilling that has been made or submitted to a Governmental Authority and has not been made or submitted in response to a Third Party Claim (each, a "Voluntary Disclosure Claim") relating to (i) the submission, prior to the Effective Time, by the Company or any Subsidiary of any improper bill to any federal health care program (as defined in 42 U.S.C. Section 1320a-7(b)(f)) (such Losses to be computed net of any additional revenue received by any Facility as a result of rebillings after the Effective Time for services rendered prior to the Effective Time), or (ii) a violation of 42 U.S.C. Section 1320a-7b occurring prior to the Effective Time. For purposes of this Section, an improper bill includes (without limitation) any bill submitted as part of any pattern or practice of billing federal health care programs in a manner that violates applicable laws or regulations, including, without limitation, the following practices: (i) upcoding; (ii) unbundling; (iii) miscoding; (iv) double-billing; (v) submitting a bill that is prohibited to be submitted due to a violation of 42 U.S.C. Section 1395nn and the regulations promulgated thereunder; or (vi) submitting a bill for services rendered if the services are related to an arrangement that violates any Health Care Regulatory Laws. Losses for which indemnification is required pursuant to the first sentence of this
Section 4.01 shall be referred to herein as "Indemnifiable Losses."

                  SECTION 4.02. Limitations on Indemnification. The Stockholders shall not have any liability under Section 4.01:

                  (a) unless and until it is finally determined that the total amount of Indemnifiable Losses to the Indemnified Parties equals or exceeds, in the aggregate, $10,000,000 (the "Deductible"), and then only to the extent that such Indemnifiable Losses exceed the Deductible;

                  (b) in an aggregate amount exceeding $50,000,000 (the "Cap");


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                  (c) for any Indemnifiable Loss arising from a Third Party
Claim or Voluntary Disclosure Claim as to which notice, under the circumstances and in the manner specified in Section 4.03 has not been provided within eighteen (18) months of the Closing Date; or

                  (d) for any individual Stockholder, in amplification of the foregoing, (i) with respect to any particular Claim, in an amount greater than the product of (A) the amount of Indemnifiable Losses in respect of such Claim and (B) such Stockholder's Percentage Interest, and (ii) for all Claims which may be made under Section 4.01, in an aggregate amount exceeding the product of the Cap and the Percentage Interest of such Stockholder.

                  SECTION 4.03.  General Indemnification Procedures.

                  (a) Any Claim for indemnification shall be made by providing notice of an expected Indemnifiable Loss within eighteen (18) months of the Closing Date as follows:

                  (i) With respect to an expected Indemnifiable Loss related to a Third Party Claim for which an Indemnified Party seeks indemnification under this Article IV, by giving written notice promptly after such Indemnified Party receives notice or otherwise becomes aware of the commencement of the judicial (criminal or civil), administrative or arbitral action, suit (including cross-claims and counter-claims), proceeding (public or private), investigation, claim, demand, hearing, inquiry, subpoena, governmental allegation or proceeding, including any of the foregoing as to which the response may be a voluntary disclosure or rebilling (each, a "Third Party Claim"), against such Indemnified Party, the Company or any Subsidiary. Such notice shall be delivered to counsel for the Stockholders (designated by the Stockholders' Representative) pursuant to a common interest agreement and shall: (aa) identify the provision(s) of this Agreement upon which such Claim is based, (bb) include true and correct copies of any written document related to such Claim furnished to the Indemnified Party by the Person asserting such Claim, including all correspondence received from the applicable Governmental Authority involved in such Claim, and (cc) describe in reasonable detail the nature of the Claim and the facts and circumstances giving rise thereto, including a good faith estimate of the amount believed to be in controversy and the basis for such estimate, the Governmental Authority involved and specifying the Facility or Facilities and the relevant service, contract or transaction to which the Claim relates. The parties agree that the good faith estimate of the amount believed to be in controversy shall be the basis for a determination as to whether the Deductible has been met.

                  (ii) With respect to any expected Indemnifiable Loss related to a Voluntary Disclosure Claim for which an Indemnified Party seeks indemnification, by giving written notice promptly upon making such voluntary disclosure or upon submitting such rebilling. Such notice shall be delivered to counsel for the Stockholders (designated by the Stockholders' Representative) pursuant to a common interest agreement and shall (aa) identify the provision(s) of this Agreement upon which such Claim is based and (bb) describe in reasonable detail the nature of the Claim and the facts and circumstances giving rise thereto, including a good faith estimate of the amount believed to be in controversy, and the Governmental Authority involved and specifying the Facility or Facilities and the relevant service, contract or transaction to which the Claim relates. With respect to Indemnifiable Losses relating to any Voluntary Disclosure


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Claim, the Indemnified Party may estimate the size of the expected Indemnifiable
Loss in good faith based upon all information available (and shall provide all such information to the Stockholders' Representative) in order to determine whether the Deductible has been met. Prior to any voluntary disclosure or rebilling which may result in an Indemnifiable Loss hereunder, the Indemnified Party shall notify the Stockholders' Representative of the potential voluntary disclosure or rebilling and shall consult with the Stockholders' Representative, or Stockholders' counsel reasonably satisfactory to the Indemnified Party, with respect thereto. Subject to Section 4.03(e), no Indemnified Party shall settle or compromise any Voluntary Disclosure Claim or make any admission of guilt or liability with respect thereto without the prior written consent of the Stockholders' Representative, which shall not be unreasonably withheld, unless such settlement or compromise does not involve any Indemnifiable Losses for which an Indemnified Party is entitled to indemnification pursuant to Section
4.01. Any Indemnifiable Losses incurred as a result of (i) a voluntary disclosure or rebilling which is made in response to or after being contacted by a Governmental Authority or (ii) an action taken by a Governmental Authority that would constitute a Third Party Claim which is taken in response to a voluntary disclosure or rebilling shall be treated as a Third Party Claim for all purposes under this Agreement and, among other things, the procedures set forth in Sections 4.03(a)(i) through (a)(iv) and 4.03(b) shall apply.

                  (iii) The Stockholders shall have the right, at their sole option and expense, to assume control of the defense of any Third Party Claim (other than those related to a self-disclosure or rebilling not related to an inquiry by any Governmental Authority) which relates to any Indemnifiable Losses hereunder with respect to which an Indemnified Party is seeking indemnification hereunder, with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, however, the Stockholders may not assume control of the defense of any Third Party Claim to the extent that (i) the Third Party Claim relates to or arises in connection with any criminal liability of the Indemnified Party, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the Indemnified Party's reputation or future business prospects, but in any event, the Stockholders shall remain subject to their indemnification obligations set forth in this Article IV. Nothing in this paragraph shall be construed to impair the right of the Stockholders to participate in the defense of any Third Party Claim for which an Indemnified Party is seeking indemnification under this Agreement.

                  (iv) The Indemnified Party shall have the right to employ separate counsel in the defense (including any decision as to voluntary disclosure or rebilling) of any Third Party Claim and to participate in the defense thereof at its own expense; provided such separate counsel may be retained at the expense of the Stockholders if (i) the retention of such counsel has been specifically authorized by the Stockholders, (ii) in the written opinion of counsel to the Indemnified Party a conflict of interests exists, or
(iii) the Stockholders fail to take reasonable steps to diligently defend such claim. So long as the Stockholders are diligently defending any Third Party Claim, or if the Stockholders are not permitted to assume the defense of such Third Party Claim as the result of the second sentence of Section 4.03(a)(iii), the Indemnified Party shall not settle any Third Party Claim or make any admission of guilt or liability with respect


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thereto without the consent of the Stockholders, which consent shall not be unreasonably withheld or delayed. If the Stockholders do not elect to assume the defense of such Third Party Claim, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Stockholders' expense, to defend such Third Party Claim; provided that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such Third Party Claim; and (ii) the Indemnified Party's defense of or participation in the defense of any such claim shall not in any way diminish or lessen the obligations of the Stockholders under this Article IV.

                  (b) Subject to Section 4.03(e), the Stockholders shall not settle or compromise any Third Party Claim with respect to which an Indemnified Party is seeking indemnification hereunder unless (i) the Indemnified Party consents (which consent shall not be unreasonably withheld if such settlement or compromise includes no admission or concession of wrongdoing by the Indemnified Party) or (ii) the relief consists solely of money damages and the Indemnified Party is given a full and complete release in a form reasonably satisfactory to the Indemnified Party of any and all liability by all relevant parties to such Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

                  (c) The failure of an Indemnified Party to give prompt notice of any Claim as described in the first sentence of Section 4.03(a) shall not release, waive or otherwise affect the Stockholders' obligations with respect thereto, except to the extent that the Stockholders can demonstrate actual loss and prejudice as a result of such failure; provided that nothing in this Section shall be deemed to extend or otherwise affect the 18-month period within which any Claim for indemnification must be submitted pursuant to Section 4.02(c).

                  (d) The scope of any Claim made hereunder shall be limited to the facts and circumstances set forth in the notice of such Claim, as described in Section 4.03(a) (the "Claim Facts"); provided, however, that such limitation shall not limit or reduce the scope of Indemnifiable Losses in respect of such Claim, regardless of when such Losses are identified or incurred, which may include (i) other Losses based upon, attributable to or resulting from the facts and circumstances underlying the Claim Facts, in the case of a Third Party Claim, (ii) Losses based upon, attributable to or resulting from actions of the type described in the last sentence of Section 4.03(a)(ii) taken in response to the Claim Facts and (iii) Losses based upon, attributable to or resulting from the expansion of a governmental investigation or proceeding that is the subject of, or which, in the circumstances described in the immediately preceding clause (ii), is taken in response to, the Claim Facts.

                  (e) In making any determination regarding whether the withholding of consent to the settlement or compromise of any Third Party Claim or Voluntary Disclosure Claim, or the admission of guilt or liability with respect thereto, is reasonable, the Stockholder's Representative or Indemnified Party, as the case may be, shall make its determination based on an objective standard, taking into account solely the size and merits of the claims made and applicable defenses, and the projected effect upon the Company, and without regard to the indemnification obligations or the limitations on such obligations as established by this Agreement. If (i) an Indemnified Party requests the consent of the Stockholders' Representative,


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and such consent is not received within fifteen (15) days of such request (or such shorter period as may be demanded by the other parties to the proposed settlement, compromise or admission), and (ii) the Indemnified Party determines in good faith that the withholding of consent with respect to the proposed settlement or compromise is unreasonable in accordance with the standard set forth in the preceding sentence, then the Indemnified Party may settle or compromise the matter at issue, and the fact of such action (including, without limitation, the conditions upon, or the manner or form of such settlement or compromise) shall not impair the Indemnified Party's right to indemnification hereunder in respect of such settlement or compromise, subject to a final judicial determination of (x) whether the Indemnified Party is entitled to indemnification hereunder and/or the amount of indemnification, if any, that such Indemnified Party is entitled to receive under this Article IV with respect to the claim so settled or compromised and (y) whether withholding of consent was reasonable pursuant to the aforesaid standard.

                  SECTION 4.04. Treatment of Indemnity Payments. The Stockholders and the Indemnified Parties agree that for Federal, state and local income tax purposes, all indemnification payments made in accordance with this
Article IV will be treated by the parties as an adjustment to the Aggregate Purchase Price and the Per Share Merger Consideration.

                  SECTION 4.05. Sole Remedy. Each of the Company and Purchaser acknowledges and agrees that the sole and exclusive remedy of all Indemnified Parties from and after the Closing, with respect to any and all claims (whether relating to third-party claims or otherwise) relating to the subject matter described in Article IV of this Agreement and the Merger Agreement, shall be pursuant to the provisions set forth in this Article IV. In furtherance of the foregoing, each of the Company and Purchaser hereby waives, to the fullest extent permitted under applicable Law, any and all rights, including any rights it may have to seek punitive or consequential damages from the other parties hereto, and all claims and causes of action it may have against the other parties hereto from and after the Closing arising under any federal, state, local or foreign statute, Law ordinance, rule or regulation (including, without limitation, any such right, claim or cause of action arising under or based upon common law or otherwise). The foregoing limitations and waivers shall not apply in respect of claims for fraud in the inducement or any claim arising under any agreement other than this Agreement or the Merger Agreement.

                                   ARTICLE V

                                    COVENANTS

                  SECTION 5.01. Confidentiality. From and after the Closing Date, each of the Stockholders shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any material non-public information concerning or relating to the Company, the Surviving Corporation or any of the Subsidiaries in confidence except for such disclosures as may be (i) consented to by Purchaser in writing or (ii) required by Law.

                  SECTION 5.02. Termination of Stockholders Agreement. With respect to the transactions contemplated by the Merger Agreement, each Stockholder hereby waives the


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applicability of and such Stockholder's rights under any preemptive right, right of first refusal or any similar right that such Stockholder has or may have under or pursuant to the Stockholders Agreement. Each Stockholder who is a party to the Stockholders Agreement hereby covenants and agrees with the other Stockholders, the Company and Purchaser that, effective immediately upon the Closing, the Stockholders Agreement shall terminate and be deemed canceled in its entirety, and each Stockholder unconditionally and forever releases and discharges each other party to the Stockholders Agreement from all obligations and liabilities arising thereunder. From and after the Closing, Purchaser agrees that the Company and its successors and assigns unconditionally release and forever discharge each party to the Stockholders Agreement (other than the Company) from all obligations and liabilities arising thereunder. The foregoing termination of the Stockholders Agreement and Purchaser's covenant in this paragraph shall be of no force or effect unless and until the Closing shall have occurred and shall have no effect on any Eligible Holder's right to receive the Per Share Merger Consideration for each Company Share (as applicable), and the Stockholders Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

                  SECTION 5.03. Release. Effective as of the Effective Time, each Stockholder unconditionally and irrevocably and forever releases and discharges the Company, its successors and assigns, and any present or former directors, officers, employees or agents of the Company (collectively, the "Released Parties"), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in to, direct or indirect, at law or in equity, arising out of or relating to the business, affairs and management of the Company and the transactions contemplated by the Merger Agreement (collectively, "Released Claims"), that each such Stockholder ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Effective Time; provided, however, that this release does not extend to (a) claims to enforce the terms or any breach of this Agreement or the Merger Agreement or any document or agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein, or (b) any claim for indemnification or contribution by a Stockholder in his, or her or its capacity as a former officer, director or fiduciary of the Company. In addition, nothing in this Section 5.04 affects a Stockholder's rights to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business, consistent with past practice, or to receive the Per Share Merger Consideration, Option Consideration or any other payment otherwise due to such Stockholder under the Merger Agreement.

                  SECTION 5.04.  Stockholders' Representative.

                  (a) Each Stockholder hereby irrevocably appoints JLL Partners, Inc. (the "Stockholders' Representative") as its agent and attorney-in-fact, with full power, by and in the name of such Stockholder, to execute any and all instruments or other documents on behalf of such Stockholder, and to do any and all other acts or things on behalf of such Stockholder, which the Stockholders' Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement and the performance of all obligations hereunder or thereunder at or following the Closing. Without limiting the generality of the foregoing, the Stockholders' Representative shall have the full and exclusive authority to (i) agree with Purchaser with respect to any matter or thing required or deemed necessary by the Stockholders' Representative in connection with the provisions of this Agreement calling for the agreement of Stockholders, give and receive notices and receive service of process on behalf of all Stockholders, and act on behalf of Stockholders in connection with any matter as to which Stockholders are or may be obligated under the Merger Agreement or this Agreement, all in the absolute discretion of the Stockholders' Representative; provided, however, that the Stockholders' Representative shall not be required to make any payments on a behalf of any Stockholder pursuant to Article IV hereof; (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Stockholders' Representative to be necessary or advisable in connection with, the Merger Agreement or this Agreement; and (iii) take all actions necessary or desirable in connection with the performance of obligations under Articles II and III of the Merger Agreement, including to withhold funds for satisfaction of expenses or other liabilities and obligations.

                  (b) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Stockholders, the Stockholders' Representative shall not agree to any amendment or modification of this Agreement, enter into any other contract, agreement, arrangement or understanding or execute any document or instrument, that would: (i) expand the indemnification obligations of the Stockholders under Article IV of this Agreement; (ii) impose any obligations on the Stockholders not set forth in this Agreement as of the date hereof (other than administrative, technical or procedural matters relating to the performance of this Agreement and the discharge of the Stockholders' obligations hereunder); or (iii) materially alter the economic terms of the Merger as set forth in the Merger Agreement as of the date hereof.

                  (c) The Stockholders shall cooperate with the Stockholders' Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by the Stockholders' Representative shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders' Representative may communicate with any Stockholder or any other Person concerning its responsibilities hereunder, but it is not required to do so. The Stockholders' Representative has a duty to serve in good faith the interests of the Stockholders and to perform its designated role under this Agreement, but the Stockholders' Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by its gross negligence or an act of willful misconduct.

                  (d) The Stockholders severally but not jointly hereby agree to indemnify and hold, to the extent of their Percentage Interest set forth on Schedule I hereto, harmless the Stockholders' Representative against any out-of-pocket loss, reasonable expense (including reasonable attorney's fees) or other liability arising out of its service as Stockholders' Representative under this Agreement, other than for harm directly caused by its gross negligence or an act of willful misconduct; provided, however, that no Stockholder shall be required to indemnify the Stockholders' Representative against any loss, expense or liability arising from an action, suit, proceeding or other claim brought by another Stockholder. The Stockholders' Representative may resign at any time by notifying in writing Purchaser and the Stockholders. The Stockholders' Representative shall not appoint any substitute or replacement Stockholders' Representative without the prior written consent of Stockholders holding a majority of the aggregate percentage interest set forth on Schedule I hereto, which consent shall not be unreasonably withheld. The term Stockholders' Representative shall include any substitute appointed pursuant hereto.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  To the Stockholders' Representative:

                           JLL Partners, Inc.
                           450 Lexington Avenue, Suite 3350
                           New York, NY  10017
                           Attention: Jeffrey C. Lightcap
                           Fax: (212) 286-8626
                           Email: j.lightcap@jllpartners.com

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           P.O. Box 636
                           Wilmington, DE 19899
                           Attention: Robert B. Pincus, Esq.
                           Fax: (302) 651-3001
                           Email: bpincus@skadden.com

                  To any Stockholder:

                           To such Stockholder's address
                           as set forth on Schedule I hereto

                  To the Company:

                           IASIS Healthcare Corporation
                           117 Seaboard Lane
                           Franklin, TN 37067
                           Attention: Frank A. Coyle, Esq.
                           Fax: (615) 467-1271
                           Email: fcoyle@iasishealthcare.com

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           P.O. Box 636
                           Wilmington, DE  19899
                           Attention: Robert B. Pincus, Esq.
                           Fax: (302) 651-3001
                           Email: bpincus@skadden.com

                  To Purchaser:

                           IASIS Investment LLC
                           c/o Texas Pacific Group
                           301 Commerce Street
                           Suite 3300
                           Fort Worth, TX 76102
                           Attention: Richard A. Ekleberry, Esq.
                           Fax: (817) 871-4088
                           Email: rekleberry@texpac.com

                  with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY  10006
                           Attention: Paul J. Shim, Esq.
                           Fax: (212) 225-3999
                           Email: pshim@cgsh.com

                  Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery or (iii) the Business Day received, if sent by telecopier.

                  SECTION 6.02. Amendment; Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, the Company and the Stockholders' Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that any amendment or waiver of Section 5.04(b) shall require the prior written consent of all Stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

                  SECTION 6.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that Purchaser shall be entitled to assign its rights and obligations hereunder, in part or in full, to an Affiliate so long as Purchaser shall remain liable for its obligations hereunder.

                  SECTION 6.04.  Governing Law; Jurisdiction Waiver of Jury
Trial.

                  (a) This Agreement shall be governed by the laws of the State of New York, its rules of conflict of laws notwithstanding. Each party hereby agrees and consents to be subject to the jurisdiction of the courts of the State of New York situated in the Borough of Manhattan or the United States District Court for the Southern District of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 6.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) a court of the State of New York situated in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.04(b).

                  SECTION 6.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

                  SECTION 6.06. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                            [SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, the Company, Purchaser and each of the Stockholders have executed and delivered the agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

                                       THE COMPANY:

                                       IASIS HEALTHCARE CORPORATION



                                       By: /s/ David R. White
                                          -------------------------------------
                                          Name: David R. White
                                          Title: Chairman, CEO & President

                                       PURCHASER:

                                       IASIS INVESTMENT LLC



                                       By: /s/ Jonathan Coslet
                                          -------------------------------------
                                          Name: Jonathan Coslet
                                          Title: Vice President

                                       STOCKHOLDERS:

                                       JLL PARTNERS FUND III, L.P.



                                       By: /s/ Jeffrey C. Lightcap
                                          -------------------------------------
                                          Name:  Jeffrey C. Lightcap
                                          Title: Senior Managing Director

                                       CIBC MB, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       JPMP CAPITAL, LLC



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       JP MORGAN CAPITAL CORPORATION 2



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       FCA VENTURES II, LP



                                       By: /s/ Stuart C. McWhorter
                                          -------------------------------------
                                          Name:  Stuart C. McWhorter
                                          Title: Managing Partner

                                       BTIP/BERENSON MINELLA
                                       By: Berenson & Company, Inc. its general
                                           partner


                                       By: /s/ Steve Wayne
                                          -------------------------------------
                                          Name:  Steve Wayne
                                          Title: Managing Director

                                       GENERAL ELECTRIC CAPITAL CORPORATION



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       TRIUMPH III INVESTORS, LP



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       TRIUMPH PARTNERS III, LP



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       MFP PARTNERS, LP
                                       By: MFP Partners/Yale University



                                       By: /s/ Thomas S. Price
                                          -------------------------------------
                                          Name:  Thomas S. Price
                                          Title:


                                       J.P. MORGAN CAPITAL, L.P.
                                       By: J.P. Morgan Capital Management
                                           Company, L.P., as General Partner

                                       By: J.P. Morgan Capital Management
                                           Company, L.L.C., as General Partner



                                       By: /s/ Stephen Murray
                                          -------------------------------------
                                          Name:  Stephen Murray
                                          Title: Managing Director

                                       TRIMARAN FUND II, L.L.C.

                                       by: Trimaran Fund Management, L.L.C., its
                                           investment manager



                                       By: /s/ Jay Bloom
                                          -------------------------------------
                                          Name: Jay Bloom
                                          Title:

                                       TRIMARAN PARALLEL FUND II, L.P.

                                       by: Trimaran Fund Management, L.L.C., its
                                           investment manager



                                       By: /s/ Jay Bloom
                                          -------------------------------------
                                          Name: Jay Bloom
                                          Title:

                                       TRIMARAN CAPITAL, L.L.C.

                                       by: Trimaran Fund Management, L.L.C., its
                                           investment manager



                                       By: /s/ Jay Bloom
                                          -------------------------------------
                                          Name: Jay Bloom
                                          Title:

                                       CIBC EMPLOYEE PRIVATE EQUITY PARTNERS
                                       (TRIMARAN)

                                       by: Trimaran Fund Management, L.L.C., its
                                           investment manager



                                       By: /s/ Jay Bloom
                                          -------------------------------------
                                          Name: Jay Bloom
                                          Title:

                                       CIBC MB, INC.

                                       by: Trimaran Fund Management, L.L.C., its
                                           investment manager



                                       By: /s/ Jay Bloom
                                          -------------------------------------
                                          Name: Jay Bloom
                                          Title:

                                       TRIUMPH III INVESTORS, L.P.,
                                       a Delaware limited partnership

                                       By: Triumph III Investors, Inc.,
                                           its general partner



                                       By: /s/ Frederick W. McCarthy III
                                          -------------------------------------
                                          Name: Frederick W. McCarthy III
                                          Title: Vice President and Secretary

                                       WASHINGTON & CONGRESS CAPITAL
                                       PARTNERS, L.P.,
                                       a Delaware limited partnership

                                       By: Washington & Congress Advisors, LLC,
                                           its general partner



                                       By: /s/ Frederick S. Moseley IV
                                          -------------------------------------
                                          Name: Frederick S. Moseley IV
                                          Title: Chief Executive Officer

                                       GPSF-F, Inc.,
                                       A Delaware corporation



                                       By: /s/ Steven J. Warner
                                          -------------------------------------
                                          Name: Steven J. Warner
                                          Title: Vice President

                                       FCA VENTURE PARTNERS I, L.P.



                                       By: /s/ Stuart C. McWhorter
                                          -------------------------------------
                                          Name: Stuart C. McWhorter
                                          Title: Managing Partner

                                       FCA VENTURE PARTNERS II, L.P.



                                       By: /s/ Stuart C. McWhorter
                                          -------------------------------------
                                          Name: Stuart C. McWhorter
                                          Title: Managing Partner